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                                                                  EXHIBIT 12.1

                    SUPERMARKETS GENERAL HOLDINGS CORPORATION
                    STATEMENTS REGARDING COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES
                                 (in thousands)



                                                                    Fiscal Years
                                       ------------------------------------------------------------------------
                                         1997            1996            1995            1994           1993
                                       ----------      ---------       --------        ---------      ----------
Earnings (loss) from continuing
  operations before taxes........     $  (47,295)     $  (36,870)     $   48,944      $   16,121      $  (36,819)
                                       ----------      ---------       --------        ---------      ----------
Fixed charges:
    Interest expense.............        166,780         164,118         170,969         170,848         190,110
    Interest portion of rental
      expense(1).................         12,131          10,973          10,596          12,307          13,351
                                       ----------      ---------       --------        ---------      ----------
         Total fixed charges.....        178,911         175,091         181,565         183,155         203,461
                                       ----------      ---------       --------        ---------      ----------
Adjusted earnings before
  fixed charges..................     $  131,616      $  138,221      $  230,509      $  199,276      $  166,642
                                       ----------      ---------       --------        ---------      ----------
                                       ----------      ---------       --------        ---------      ----------
Ratio of earnings to fixed
  charges(2).....................             --              --           1.27x           1.09x              --
                                       ----------      ---------       --------        ---------      ----------
                                       ----------      ---------       --------        ---------      ----------
Deficiency in earnings
  available to cover fixed
  charges........................     $   47,295      $   36,870      $       --      $       --      $   36,819
                                       ----------      ---------       --------        ---------      ----------
                                       ----------      ---------       --------        ---------      ----------



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(1) Represents the portion of rentals deemed representative of the interest included therein.

(2) For Fiscal 1995, the inclusion of preferred stock dividend requirements results in a ratio of earnings to fixed charges and preferred stocks dividends of 1.10x. For Fiscal 1994, the inclusion of preferred stock dividend requirements results in a deficiency in earnings available to cover fixed charges and preferred stock dividends of approximately $7.0 million.